Exhibit 99.1

DISCLOSURES REGARDING NATIONSTAR MORTGAGE HOLDINGS INC., NATIONSTAR MORTGAGE LLC AND NATIONSTAR CAPITAL CORPORATION

This disclosure contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. When used in this discussion, the words “anticipate,” “appears,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Also see “Risk Factors” included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Nationstar Mortgage LLC (together with its subsidiaries, “Nationstar,” the “Company,” “we,” “us” or “our”) and other required reports, as filed with the SEC, which are available at the SEC’s website at http://www.sec.gov regarding the additional factors that have impacted or may impact our performance and financial results.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	the delay in our foreclosure proceedings due to inquiries by certain state Attorneys General, court administrators, and state and federal government agencies;

•

the impact of the ongoing implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) on our business activities and practices, costs of operations and overall results of operations;

•	the impact on our servicing practices of enforcement consent orders and agreements entered into by certain federal and state agencies against the largest mortgage servicers;

•	increased legal proceedings and related costs;

•

the continued deterioration of the residential mortgage market, increase in monthly payments on adjustable rate mortgage loans, adverse economic conditions, decrease in property values and increase in delinquencies and defaults;

•	the deterioration of the market for reverse mortgages and increase in foreclosure rates for reverse mortgages;

•	our ability to efficiently service higher risk loans;

•	our ability to mitigate the increased risks related to servicing reverse mortgages;

•	our ability to compete successfully in the mortgage loan servicing and mortgage loan originations industries;

•

our ability to maintain or grow the size of our servicing portfolio and realize our significant investments in personnel and our technology platform by successfully identifying attractive acquisition opportunities, including mortgage servicing rights (“MSRs”), subservicing contracts, servicing platforms and originations platforms;

•	our ability to scale-up appropriately and integrate our acquisitions to realize the anticipated benefits of any such potential future acquisitions, including potentially significant acquisitions;

•	our ability to obtain sufficient capital to meet our financing requirements;

•	our ability to close the MSR acquisition with Aurora Bank FSB and Aurora Loan Services LLC whether due to the failure of a closing condition or otherwise;

•	our ability to grow our loan originations volume;

•	the termination of our servicing rights and subservicing contracts;

•	changes to federal, state and local laws and regulations concerning loan servicing, loan origination, loan modification or the licensing of entities that engage in these activities;

•	loss of our licenses;

•	our ability to meet certain criteria or characteristics under the indentures governing our securitized pools of loans;

•	our ability to follow the specific guidelines of government-sponsored enterprises (“GSEs”) or a significant change in such guidelines;

•	delays in our ability to collect or be reimbursed for servicing advances;

•	changes to Home Affordable Modification Program (“HAMP”), Home Affordable Refinance Program (“HARP”), Making Home Affordable Plan (“MHA”) or other similar government programs;

•

changes in our business relationships with the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Government National Mortgage Association (“Ginnie Mae”) and others that facilitate the issuance of mortgage-backed securities (“MBS”);

•	changes to the nature of the guarantees of Fannie Mae and Freddie Mac and the market implications of such changes;

•	errors in our financial models or changes in assumptions;

•	requirements to write down the value of certain assets;

•	changes in prevailing interest rates;

•	our ability to successfully mitigate our risks through hedging strategies;

•	changes to our servicer ratings;

•	the accuracy and completeness of information about borrowers and counterparties;

•	our ability to maintain our technology systems and our ability to adapt such systems for future operating environments;

•	failure of our internal security measures or breach of our privacy protections;

•	failure of our vendors to comply with servicing criteria;

•	the loss of the services of our senior managers;

•	changes to our income tax status;

•	failure to attract and retain a highly skilled work force;

•	changes in public opinion concerning mortgage originators or debt default specialists;

•	changes in accounting standards;

•	conflicts of interest with Fortress Investment Group LLC (“Fortress”) and the holders of our senior notes; and

•	other risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011.

All of the above factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all such factors or to assess the effect of each such new factor on our business.

Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

Recent Developments

MSR Acquisition

On March 6, 2012, we entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Aurora Bank FSB, a federal savings bank organized under the laws of the United States, and Aurora Loan Services LLC, a Delaware limited liability company (collectively with Aurora Bank FSB, the “Sellers”). Each of the Sellers is a subsidiary of Lehman Brothers Bancorp Inc. Under the Asset Purchase Agreement, we agreed to purchase the MSRs to approximately 300,000 residential mortgage loans with a total UPB of approximately $63 billion, $1.75 billion of servicing advance receivables, and certain other assets. The composition of the total portfolio is expected to be approximately 75% non-conforming loans in private label securitizations and approximately 25% conforming loans in GSE pools. We have also agreed to assume certain liabilities. The transaction is expected to close in the second quarter of 2012, subject to customary closing conditions, including certain regulatory approvals and third party consents, and customary termination rights.

The cash purchase price of the MSRs is approximately $268 million, subject to certain adjustments. The equity portion of the funding of the purchase price of the servicing advance receivables is approximately $210 million and we expect to fund the balance with advance financing facilities that we expect to enter into in connection with this transaction and for which we have conditional commitments from our funding sources, including with certain initial purchasers in this offering or their affiliates. The servicing advance receivables represent amounts that the Sellers have previously advanced as mortgage servicers in respect of the underlying mortgage loans that would be recovered if the loan is liquidated, modified or otherwise become current.

In addition, we will fund up to approximately $170 million of the MSR purchase price with the proceeds of a co-investment (the “Excess MSR Agreement”) by Newcastle Investment Corp. (“Newcastle”), which is an affiliate of Nationstar. Pursuant to the Excess MSR Agreement, we will sell to Newcastle the right to receive approximately 65% of the excess cash flow generated from the MSRs after receipt of a fixed basic servicing fee per loan. Excess cash flow is equal to the servicing fee collected minus the basic servicing fee and excludes late fees, incentive fees and other ancillary income earned by the servicer. We will retain all ancillary income associated with servicing the loans and approximately 35% of the excess cash flow after receipt of the fixed basic servicing fee. We will continue to be the servicer of the loans and provide all servicing and advancing functions for the loans. Under the terms of this investment, if we refinance any loan in the portfolio, subject to certain limitations, we will be required to transfer the new loan or a replacement loan into the portfolio. The new or replacement loan will be governed by the same terms set forth in the Excess MSR Agreement.

Assuming an expected close date of the Asset Purchase Agreement with the Sellers of May 31, 2012, we expect the approximate annualized contribution to Adjusted EBITDA for the first year following the close of the transaction to be between $70 to $75 million, prior to giving effect to approximate integration and transition costs of between $10 to $15 million.

The most directly comparable GAAP measure to Adjusted EBITDA is net income. Adjusted EBITDA excludes net income (loss) from our Legacy Portfolio and Other, income and expenses that relate to the financing of the senior notes, depreciable (or amortizable) asset base of the business, income taxes, exit costs from our restructuring and certain non-cash items, each of which are included in GAAP net income. Management believes Adjusted EBITDA is useful in assessing the profitability of our core business and uses Adjusted EBITDA in evaluating our operating performance. Our expectations regarding the approximate annualized contribution to Adjusted EBITDA and the approximate integration and transition costs are based on a number of assumptions, including, but not limited to, prepayments, delinquencies, ancillary fees, cost to service and recapture rates and margins. The actual annualized contribution to Adjusted EBITDA and the actual integration and transition costs will depend on many factors, some of which are beyond our control, and could differ materially from our estimates. Errors in our financial models or changes in assumptions could result in our estimates and expectations being materially inaccurate which may adversely affect our earnings.

Assuming an expected close date of the Asset Purchase Agreement of May 31, 2012, we estimate our total assets and total liabilities will each increase by approximately $1.8 billion. The actual increase in our total assets and total liabilities will be determined when we finalize our financial statements for the applicable period during which the acquisition closes. Accordingly, this estimate is subject to change.

Potential Acquisitions

We believe there are significant opportunities to grow our business through acquisitions, and we actively explore potential acquisition opportunities in the ordinary course of our business. We are currently in discussions with several financial institutions that could result in our entering into one or more definitive acquisition agreements shortly following the completion of this offering, although at the present time we do not have any definitive agreements to do so. In particular, we expect to acquire servicing rights to approximately $10 billion in UPB in mortgage loans. Other potential acquisitions may include MSRs relating to residential mortgage loans, subservicing contracts, servicing platforms and originations platforms, as well as other mortgage related assets and associated liabilities. In the event that we acquire a servicing platform, we may elect to operate this platform in addition to our current platform for a period of time or indefinitely. These transactions could vary in size, and could include transactions that are larger than our current size. Individually or collectively, these transactions could substantially increase the UPB, or alter the composition of the portfolio, of mortgage loans that we service or have an otherwise significant impact on our business. We can provide no assurances that we will enter into any such agreement or as to the timing of any potential acquisition.

We may fund acquisitions with a combination of excess MSR co-investments, non-recourse securitization debt, warehouse financing, servicer advance facilities, additional corporate indebtedness or equity financing. Where we can obtain such financing on attractive terms, we typically attempt to finance our acquisitions on a nonrecourse basis. In addition, we could enter into such acquisition arrangements on a standalone basis or on a co-investment or other basis with one or more of our affiliates. We can provide no assurances, however, as to the availability or terms of funding for future acquisitions or our ability to enter into such arrangements with our affiliates. If we fail to obtain adequate financing or otherwise enter into satisfactory arrangements with our affiliates, we could be exposed to significant risks, including risks that we may not be able to complete the acquisition on alternative terms or at all and risks that we may have to pay damages.